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                                  EXHIBIT 3(i)

                               Neffs Bancorp, Inc.
                 Amended and Restated Articles of Incorporation

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                                                                    EXHIBIT 3(i)

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                               NEFFS BANCORP, INC.

     FIRST.                The name of Corporation is Neffs Bancorp, Inc.

    SECOND. The address of the Corporation's registered office in the Commonwealth of Pennsylvania is:
                                     5629 Route 873, P.O. Box 10
                                     Neffs, PA 18065-0010

     THIRD. The corporation was incorporated on March 24, 1986, under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania (Act of May 5, 1933, P.L. 364, as amended). The purpose of the Corporation is and it shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania.

     FOURTH. The aggregate number of shares which the Corporation shall have authority to issue is Two Million Five Hundred (2,500,000) shares of Common Stock, par value One Dollar ($1.00) per share (the "Common Stock").

     FIFTH.                The term of the Corporation's existence is perpetual.

     SIXTH.                [Intentionally omitted.]

     SEVENTH. No merger, consolidation, liquidation or dissolution of this corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this corporation shall be valid unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this corporation. This Article 7 may not be amended unless first approved by the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of Common Stock of this corporation.

     EIGHTH. Cumulative voting rights shall not exist with respect to the election of directors.

     NINTH.                (a)      The Board of Directors may, if it deems it
                           advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of directors may, but it is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the


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                           Board of Directors to oppose a tender or other offer
                           for this corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

                           (i) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.

                           (ii) Whether a more favorable price could be obtained for the corporation's securities in the future.

                           (iii) The social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;

                           (iv) The reputation and business practices of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the future value of the Corporation's stock.

                           (v) The value of the securities (if any) which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered.

                           (vi) The business and financial conditions and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible affect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation any of its subsidiaries operate or are located;

                           (vii) Any antitrust or other legal and regulatory issues that are raised by the offer.

                           (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.


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